Exhibit 3.2
FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
MAR 19 1999
No. C6530-99
/s/ Dean Heller
Dean Heller, Secretary of State

                      ARTICLES OF MERGER FOR

                       WHOLE LIVING, INC.,

                       A NEVADA CORPORATION

            Pursuant to the provisions of Section 92A.200 of the Nevada Revised Statutes, Whole Living, Inc., a Nevada corporation (the
"Corporation"), hereby adopts and files the following Articles of Merger as the surviving corporation to the merger of Brick Tower Corporation, an Idaho corporation ("Brick Tower"), with and into the Corporation:

            FIRST: The name and place of incorporation of each corporation which is a party to this merger is as follows:

            Name                                  Place of Incorporation
            ----                                  ----------------------
            Brick Tower Corporation               Idaho
            Whole Living, Inc.                    Nevada

            SECOND: The Agreement and Plan of Merger (the "Plan") governing the merger between the Corporation and Brick Tower, has been adopted by the Board of Directors of the Corporation and Brick Tower.

            THIRD: The approval of the shareholders of the Corporation and Brick Tower was required to effectuate the merger. The number of shares of stock outstanding in each of the corporations (and the number of votes entitled to be cast) as of the date of the adoption of the Plan was as follows:

Entity                       Type of Shares      Number of Shares Outstanding
------                       --------------      ----------------------------
Brick Tower Corporation      Common              17,000,000
Whole Living, Inc.           Common              200

            The number of shares of stock of each corporation which voted for and against the Plan was as follows:

Entity                       Type of Shares      For            Against
------                       --------------       ---           -------
Brick Tower Corporation      Common              15,000,000     0
Whole Living, Inc.           Common              200            0

            FOURTH: The number of votes cast for the Plan by each voting group entitled to vote was sufficient for approval of the merger by each such voting group.

            FIFTH: Following the merger Article II to the Articles of Incorporation of the surviving corporation shall be amended as follows:

            Delete Article II in its entirety and substitute in its place the following:

                            ARTICLE II

                  The amount of the total authorized capital stock of the Corporation is 50,000,000 shares of common stock, par value $.001 per share. Each share of common stock shall have one (1) vote. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the full paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Said stock shall not be subject to assessment to pay the debts of the Corporation, and no paid-up stock and no stock issued as fully paid, shall ever be assessed or assessable by the Corporation.

                  The Corporation is authorized to issue 50,000,000 shares of common stock, par value $.001 per share.

            SIXTH: The complete executed Plan is on file at the registered office or other place of business of the Corporation.

            SEVENTH: A copy of the Plan will be furnished by the Corporation, on request and without cost, to any shareholder of either corporation which is a party to the merger.

            EIGHTH: The merger will be effective upon the filing of the Articles of Merger.

            DATED this 16th day of March, 1999.


                              WHOLE LIVING, INC., a Nevada corporation

                                   /s/ Anita Patterson
                              By_______________________________________
                                   Anita Patterson, President

                                   /s/ April Marino
                              By _______________________________________
                                   April Marino, Secretary/Treasurer

STATE OF UTAH            )
                         : ss.
COUNTY OF SALT LAKE      )

            On the 16th day of March, 1999, personally appeared before me Anita Patterson and April Marino personally known to me or proved to me on the basis of satisfactory evidence, and who, being by me duly sworn, did say that they are the President and Secretary/Treasurer of Whole Living, Inc., and that said document was signed by them on behalf of said corporation by authority of its bylaws, and said Anita Patterson and April Marino acknowledged to me that said corporation executed the same.


                               /s/ John S. Clayton
                              ___________________________________________
                              NOTARY PUBLIC

<Notary stamp of
John S. Clayton
appears here. Expires
November 25, 2001
State of Utah>